Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

SUBSIDIARIES AND AFFILIATES OF REGISTRANT	STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION
Chaparral (Virginia) Inc.	Delaware
American Materials Transport, Inc.	Delaware
1201/5400 Elm Corporation	Delaware
Chaparral Steel Investments, Inc.	Delaware
Chaparral Steel Holdings, LLC	Delaware
Chaparral Steel Trust	Delaware
Chaparral Steel Texas, LLC	Delaware
Chaparral Steel Midlothian, LP (1)	Delaware
Chaparral Star Recycling LP (1)	Delaware
Aceros Chaparral, S. de R. L. de C. V. (2)	Mexico
Servicios Chaparral, S. de R. L. de C. V. (3)	Mexico

Indirect subsidiaries of Registrant are indented and listed following their direct parent company.

(1)	Delaware limited partnership: Chaparral Steel Texas, LLC, general partner; Chaparral Steel Trust, limited partner.
(2)	Mexico limited liability company: Chaparral Steel Investments, Inc. and Chaparral Steel Midlothian, LP, owners.
(3)	Mexico limited liability company: Aceros Chaparral, S. de R. L. de C. V. and Chaparral Steel Midlothian, LP, owners.